Exhibit 10.1

EXECUTION COPY

LICENSE EXCHANGE AGREEMENT

by and among

T-MOBILE USA, INC. and

T-MOBILE LICENSE LLC,

and

CELLCO PARTNERSHIP d/b/a VERIZON WIRELESS,

VERIZON WIRELESS (VAW) LLC,

ATHENS CELLULAR, INC. and

VERIZON WIRELESS OF THE EAST LP

Dated as of January 5, 2014

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LICENSE EXCHANGE AGREEMENT

THIS LICENSE EXCHANGE AGREEMENT (“Agreement”), dated as of January 5, 2014, is entered into by and among (i) T-MOBILE USA, INC., a Delaware corporation (“T-Mobile”) and T-MOBILE LICENSE LLC, a Delaware limited liability company (“T-Mobile License” and collectively with T-Mobile, the “T-Mobile Parties”), and (ii) CELLCO PARTNERSHIP, a Delaware general partnership doing business as Verizon Wireless (“VZW”), VERIZON WIRELESS (VAW) LLC, a Delaware limited liability company (“VZW VAW”), ATHENS CELLULAR, INC., a Delaware corporation (“Athens”), and VERIZON WIRELESS OF THE EAST LP, a Delaware limited partnership (“VZW East” and collectively with VZW, VZW VAW and Athens, the “VZW Parties”). Each T-Mobile Party and each VZW Party is a “Party,” and the T-Mobile Parties and the VZW Parties collectively are the “Parties”; provided that as the context requires (i.e., when the applicable provision describes a two-party relationship or interaction), the T-Mobile Parties, collectively, shall be deemed to be a single Party and the VZW Parties, collectively, shall be deemed to be the other Party.

WHEREAS, the VZW Parties hold the lower 700 MHz A Block, PCS and AWS licenses granted by the FCC that are identified in Schedule A (the “VZW Licenses”);

WHEREAS, T-Mobile License holds the PCS and AWS licenses granted by the FCC that are identified in Schedule B (the “TMO Licenses”);

WHEREAS, the VZW Parties wish to, with respect to the VZW Licenses identified in Part 1 of Schedule A-1, partition the spectrum covering the geographic areas identified in Schedule A-1 from such VZW Licenses (all of the VZW Parties’ right, title and interest in and to such partitioned spectrum, the “Partial VZW Licenses”);

WHEREAS, T-Mobile License wishes to (i) with respect to the TMO Licenses identified in Part 1 of Schedule B-1, disaggregate the spectrum in the frequencies identified in Part 1 of Schedule B-1 from such TMO Licenses (all of T-Mobile License’s right, title and interest in and to such disaggregated spectrum, the “Disaggregated TMO Licenses”), and (ii) with respect to the TMO Licenses identified in Part 2 of Schedule B-1, partition the spectrum covering the geographic areas identified in Part 2 of Schedule B-1 from such TMO Licenses (all of T-Mobile License’s right, title and interest in and to such partitioned spectrum, the “Partitioned TMO Licenses,” and the Disaggregated TMO Licenses and the Partitioned TMO Licenses collectively, the “Partial TMO Licenses”);

WHEREAS, the Parties wish to effect an exchange of licenses whereby (a) T-Mobile License would acquire the VZW Licenses identified in Part 2 of Schedule A-1 (such licenses, the “Assigned VZW Full Licenses”) and the Partial VZW Licenses (the Assigned VZW Full Licenses and the Partial VZW Licenses collectively, the “Assigned VZW Licenses”), and (b) VZW would acquire the TMO Licenses identified in Part 3 of Schedule B-1 (such licenses, the “Assigned TMO Full Licenses”) and the Partial TMO Licenses (the Assigned TMO Full Licenses and the Partial TMO Licenses collectively, the “Assigned TMO Licenses”), all to the fullest extent possible as a like-kind exchange of property under Section 1031 of the Code and as permitted pursuant to 47 C.F.R. §§ 1.948, 24.714 and 27.15, in the manner and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, contemporaneously herewith, certain of the Parties are entering into a letter agreement permitting certain customers of T-Mobile to roam on VZW’s network in certain markets (the “Customer Transition Agreement”) in order to facilitate the T-Mobile Parties’ clearing of the spectrum covered by the Assigned TMO Licenses.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Assigned TMO Full Licenses” has the meaning set forth in the recitals.

“Assigned TMO Licenses” has the meaning set forth in the recitals.

“Assigned VZW Full Licenses” has the meaning set forth in the recitals.

“Assigned VZW Licenses” has the meaning set forth in the recitals.

“Athens” has the meaning set forth in the preamble.

“AWS Cost Sharing Obligations” has the meaning set forth in Section 2.4(a).

“BRS” has the meaning set forth in Section 2.4(a).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the county of New York, State of New York.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Cost Sharing Obligations” has the meaning set forth in Section 2.4(b).

“Customer Transition Agreement” has the meaning set forth in the Recitals.

“De Facto Transfer Leases” means the de facto transfer leases specified in Exhibit B, substantially in the forms contemplated thereby.

“Disaggregated TMO Licenses” has the meaning set forth in the recitals.

“DOJ” means the United States Department of Justice.

“E-911 Deployment Requests” has the meaning set forth in Section 5.3(e).

“FCC” means the Federal Communications Commission or any successor entity thereto.

“FCC Applications” has the meaning set forth in Section 5.4(a).

“FCC Consents” means the requisite consents of the FCC to permit the consummation of the transactions contemplated hereby, including (i) the assignment by the VZW Parties to T-Mobile License of the VZW Assigned Licenses, (ii) the assignment by T-Mobile License to VZW of the TMO Assigned Licenses and (iii) the entry by the Parties into the De Facto Transfer Leases.

“FCC Order” means a written action or order by the FCC or any of its bureaus.

“FCC Rules” means the rules, regulations and orders of the FCC.

“FTC” means the United States Federal Trade Commission.

“Governmental Authority” means a federal, state or local court, legislature, governmental agency, commission or regulatory or administrative authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“HSR Notice” has the meaning set forth in Section 5.4(b).

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Interoperability Order” means the Report and Order and Order of Proposed Modification in Promoting Interoperability in the 700 MHz Commercial Spectrum and Request for Waiver and Extension of Lower 700 MHz Band Interim Construction Benchmark Deadlines, WT Docket Nos. 12-69 and 12-332, adopted by the FCC on October 25, 2013.

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied, issued or followed by any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, of any kind or nature whatsoever, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, contingent or otherwise.

“Lien” means any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising under the FCC Rules), right of first refusal, voting trust agreement, preemptive right, or other adverse claim or defect of title.

“Losses” has the meaning set forth in Section 8.2(a).

“MSS” has the meaning set forth in Section 2.4(a).

“NDA” has the meaning set forth in Section 5.2(a).

“Notice Period” has the meaning set forth in Section 8.4(a).

“Outside Date” has the meaning set forth in Section 7.1(a).

“PDF” has the meaning set forth in Section 9.10.

“Partial TMO Licenses” has the meaning set forth in the recitals.

“Partial VZW Licenses” has the meaning set forth in the recitals.

“Partitioned TMO Licenses” has the meaning set forth in the recitals.

“PCS Cost Sharing Obligations” has the meaning set forth in Section 2.4(b).

“Person” has the meaning set forth in Section 9.8.

“Potential Contributor” has the meaning set forth in Section 8.3(e).

“Pre-Transition Period” has the meaning set forth in Section 2.5(a).

“Subject Parties” shall mean, with regard to the Interoperability Order, AT&T Services, Inc., DISH Network Corporation and their respective Affiliates.

“Subsidiaries” means, as to any Person, the Affiliates of such Person that, directly or indirectly, are controlled by such Person.

“Taxes” means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e., whether federal, state, local, municipal, or foreign), including all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

“TMO Licenses” has the meaning set forth in the recitals.

“T-Mobile” has the meaning set forth in the preamble.

“T-Mobile License” has the meaning set forth in the preamble.

“T-Mobile Parties” has the meaning set forth in the preamble.

“Transaction Documents” means this Agreement and all other agreements, documents and instruments required to be delivered by any Party or its designee to any other Party or its designee in accordance with the provisions of this Agreement.

“Transition Plan” has the meaning set forth in Section 2.5(a).

“Unserved Areas” has the meaning set forth in Section 5.3(e).

“VZW” has the meaning set forth in the preamble.

“VZW East” has the meaning set forth in the preamble.

“VZW Licenses” has the meaning set forth in the recitals.

“VZW Parties” has the meaning set forth in the preamble.

“VZW VAW” has the meaning set forth in the preamble.

ARTICLE 2

EXCHANGE OF LICENSES

Section 2.1     The Exchange

At the Closing, T-Mobile License shall grant, sell, convey, assign, transfer and deliver to VZW (or, subject to Section 9.1, an Affiliate of VZW designated by VZW), free and clear of all Liens, and VZW shall acquire (or, subject to Section 9.1, cause the applicable Affiliate of VZW to acquire) from T-Mobile License, all right, title and interest of T-Mobile License in and to the Assigned TMO Licenses. In exchange therefor, the VZW Parties shall grant, sell, convey, assign, transfer and deliver to T-Mobile License (or, subject to Section 9.1, another Affiliate of T-Mobile designated by T-Mobile), free and clear of all Liens, and T-Mobile License shall acquire (or, subject to Section 9.1, cause the applicable Affiliate of T-Mobile to acquire) from the VZW Parties, all right, title and interest of the VZW Parties in and to the Assigned VZW Licenses.

Section 2.2     No Assumption of Liabilities

THIS IS AN EXCHANGE OF ASSETS AND NEITHER OF THE PARTIES SHALL ASSUME, BE BOUND BY OR RESPONSIBLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTION CONTEMPLATED HEREBY, ANY LIABILITIES OF THE OTHER PARTY OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE.

Section 2.3     Closing

(a) Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall be consummated via U.S. mail, recognized overnight courier and/or electronic transmission at 10:00 a.m. Eastern time on the date that is five Business Days (or such greater number of Business Days requested by T-Mobile or VZW but in any event not later than 15 days) after the satisfaction or waiver of the conditions set forth in ARTICLE 6 (except those conditions that by their nature will be satisfied at the Closing), or at such other time or place as may be agreed upon in writing by T-Mobile and VZW. The date of the Closing is referred to herein as the “Closing Date”.

(b) Subject to the terms and conditions hereof, at the Closing, each Party shall execute and deliver to the other Party (or, subject to Section 9.1, an Affiliate of such other Party designated by such other Party) (i) an instrument of assignment in the form attached hereto as Exhibit A, executed by such Party; (ii) such other reasonable instruments (if any) as shall be necessary and effective to transfer, convey and assign to, and vest in, (A) VZW all of the right, title and interest of T-Mobile License in and to the Assigned TMO Licenses, and (B) T-Mobile License all of the right, title and interest of the VZW Parties in and to the Assigned VZW Licenses; and (iii) the closing certificates and other documents required to be delivered pursuant to this Agreement.

Section 2.4     Microwave Clearing.

(a) All of each Party’s cost sharing obligations (if any) to other AWS or Mobile Satellite Service (“MSS”) licensees (or to microwave incumbents or Broadband Radio Service (“BRS”) incumbents in the 2150-2160/62 MHz band) relating to such Party’s operations on any of the AWS spectrum covered by the Assigned VZW Licenses or Assigned TMO Licenses, as applicable, prior to the Closing, and all of each Party’s microwave or BRS relocation obligations (if any) relating to such Party’s operations on such spectrum prior to the Closing or pursuant to any contract or agreement entered into by such Party or any of its Affiliates with respect to such spectrum prior to the Closing (collectively, “AWS Cost Sharing Obligations”), shall remain such Party’s obligation and responsibility, and shall not be assumed by or otherwise become the responsibility of the other Party, even if such costs and obligations are not brought to the attention of either Party until after the Closing. All of the assignee Party’s cost sharing obligations to other AWS or MSS licensees (or to microwave incumbents or BRS incumbents in the 2150-2160/62 MHz band) with respect to the Assigned VZW Licenses or Assigned TMO Licenses assigned to such assignee Party relating to such assignee Party’s operations on such spectrum from and after the Closing and all of such assignee Party’s microwave or BRS relocation obligations relating to such assignee Party’s operations on such spectrum from and after the Closing shall be such assignee Party’s obligation and responsibility.

(b) All of each Party’s cost sharing obligations (if any) to other PCS licensees (or to microwave incumbents) relating to such Party’s operations on any of the PCS spectrum covered by the Assigned VZW Licenses or Assigned TMO Licenses, as applicable, prior to the Closing, and all of each Party’s microwave relocation obligations (if any) relating to such Party’s operations on such spectrum prior to the Closing or pursuant to any contract or agreement entered into by such Party or any of its Affiliates with respect to such spectrum prior to the Closing (collectively, “PCS Cost Sharing Obligations,” and together with AWS Cost Sharing Obligations, “Cost Sharing Obligations”), shall remain such Party’s obligation and responsibility, and shall not be assumed by or otherwise become the responsibility of the other Party, even if such costs and obligations are not brought to the attention of either Party until after the Closing. All of the assignee Party’s cost sharing obligations to other PCS licensees (or to microwave incumbents) with respect to the Assigned VZW Licenses or Assigned TMO Licenses assigned to such assignee Party relating to such assignee Party’s operations on such spectrum from and after the Closing and all of the assignee Party’s microwave relocation obligations relating to the assignee Party’s operations on such spectrum from and after the Closing shall be such assignee Party’s obligation and responsibility.

(c) The assignor Party of any Assigned VZW License or Assigned TMO License (or its Affiliate) shall be entitled to receive and retain all cost-sharing reimbursement payments made by third parties after Closing with respect to any microwave relocation costs incurred by such assignor Party in respect of such Assigned VZW License or Assigned TMO License prior to Closing. The assignor Party agrees that it will pay all Cost-Sharing Obligations arising as a result of any prior coordination notice that either was filed or should have been filed by it prior to Closing (to the extent required under applicable law, FCC regulation, clearinghouse procedures or related requirements). The assignee Party of any Assigned VZW License or Assigned TMO License shall comply with all FCC Rules and clearinghouse requirements and procedures for reimbursement of Cost-Sharing Obligations to the applicable assignor Party as a result of such assignee Party’s construction and operation of its systems on the spectrum covered by the Assigned VZW License or Assigned TMO License assigned to such Party hereunder.

Section 2.5     Spectrum Clearing Process.

(a) Commencing six months prior to the end of the term of each De Facto Transfer Lease (the “Pre-Transition Period”), the Party leasing spectrum under a De Facto Transfer Lease will diligently work toward transitioning its use of such spectrum to other spectrum (or terminating its use of such spectrum without any transition), so that by the end of the term of such De Facto Transfer Lease it will no longer be using such spectrum. In all cases where each Party is transferring spectrum to the other covering the same geographic area pursuant to this Agreement, each Party will diligently work during the Pre-Transition Period toward transitioning its use of such spectrum (including preparing a joint detailed plan to effect the same (a “Transition Plan”)), and each Party shall reasonably cooperate with the other in connection therewith, with a view to transitioning both Parties’ use of such spectrum by the end of the term of the applicable De Facto Transfer Lease.

(b) With respect to each De Facto Transfer Lease, during the Pre-Transition Period applicable to such lease, the lessee thereunder will send the lessor thereunder a written notice every month during the first five months of such Pre-Transition Period and every week thereafter until the end of the term of such lease, advising such lessor as to whether such lessee is on track to complete the Spectrum Clearing (as defined in each such lease) by the end of the term of such lease. In addition, with respect to each De Facto Transfer Lease that is the subject of a Transition Plan, the Parties shall arrange for conference calls between their respective employees, contractors and consultants that are engaged in the preparation or implementation of a Transition Plan applicable to such De Facto Transfer Lease, which calls shall occur on a monthly basis during the first five months of the Pre-Transition Period applicable to such De Facto Transfer Lease and every week thereafter until the Spectrum Clearing (as defined in such De Facto Transfer Lease) pursuant to such lease has occurred, for the purpose of finalizing the Transition Plan applicable to such lease, providing the other Party with an update as to its progress in implementing such Transition Plan and identifying any issues, technical or otherwise, that could have an adverse effect on the ability of either Party to effectuate such Spectrum Clearing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE VZW PARTIES

Each VZW Party jointly and severally hereby represents and warrants to the T-Mobile Parties as follows:

Section 3.1     Organization

Each VZW Party is a general partnership, limited liability company, corporation or limited partnership, as the case may be, duly formed and validly existing under the laws of the State of Delaware.

Section 3.2     Power and Authority

Each VZW Party has the requisite partnership, limited liability company or corporate, as applicable, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by each VZW Party of this Agreement and all the other Transaction Documents required to be executed and delivered by such VZW Party in accordance with the provisions of this Agreement have been duly authorized by all necessary partnership, limited liability company or corporate, as applicable, action on the part of such VZW Party. This Agreement has been, and the other Transaction Documents to which any of the VZW Parties is a party have been, or will be, duly executed and delivered by the applicable VZW Parties.

Section 3.3     Enforceability

This Agreement constitutes, and the other Transaction Documents to which any VZW Party is a party constitute or will constitute, the legal, valid and binding obligations of each applicable VZW Party, enforceable against such VZW Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.4     Non-Contravention

Upon the receipt of the FCC Consents, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state

Governmental Authorities, the execution, delivery and performance by each VZW Party of this Agreement and the other Transaction Documents to which such VZW Party is a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (i) any Law to which any VZW Party or any of the VZW Licenses or Assigned VZW Licenses is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to any VZW Party or any of the VZW Licenses or Assigned VZW Licenses, (iii) the partnership agreement, articles of incorporation, certificate of formation, bylaws or similar organizational documents of any VZW Party, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which any VZW Party is a party or subject, by which any VZW Party may have rights or by which any of the VZW Licenses or Assigned VZW Licenses may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of any VZW Party thereunder.

Section 3.5     Compliance With Laws

No VZW Party is in violation in any material respect of any federal, state or local law, ordinance, code, order or governmental rule or regulation that relates to any of the VZW Licenses, including the FCC Rules.

Section 3.6     VZW Licenses

(a) Each of the VZW Licenses has been validly issued, is in full force and effect, is validly held by the VZW Party identified as the holder thereof on Schedule A and is free and clear of conditions or restrictions, other than those routinely imposed in conjunction with FCC licenses of a similar type. Each of the Assigned VZW Licenses is free and clear of all Liens, other than any leases or other arrangements between any VZW Party and its Subsidiaries (which shall be terminated at or prior to Closing). At Closing each of the Assigned VZW Licenses will be free and clear of all Liens.

(b) Except for any leases or other arrangements between any VZW Party and its Subsidiaries (which shall be terminated at or prior to Closing), none of the spectrum covered by the Assigned VZW Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.

(c) There are no existing applications, petitions to deny or complaints or proceedings pending or, to any VZW Party’s knowledge, threatened, before the FCC or any other tribunal, governmental authority or regulatory agency relating to any of the VZW Licenses or which otherwise will or could reasonably be expected to adversely affect any Assigned VZW License, other than proceedings affecting the wireless telecommunications industry or 700 MHz A Block, AWS or PCS licenses or licensees generally. No governmental authority or regulatory agency has, to any VZW Party’s knowledge, threatened to terminate or suspend any of the VZW Licenses. There are no third party claims of any kind that have been asserted with respect to any of the VZW Licenses. No VZW Party is in violation or default, or has received any notice of any claim of violation or default, with respect to any of the VZW Licenses. No event has occurred with respect to any of the VZW Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of the rights of the holder of such VZW License.

(d) Each VZW License is held solely by the VZW Party identified as the holder thereof on Schedule A. No shareholder, officer, employee or former employee of any VZW Party or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Assigned VZW Licenses, other than any leases or other arrangements between any VZW Party and its Subsidiaries (which shall be terminated at or prior to the Closing).

(e) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the VZW Licenses, and none of the VZW Licenses were acquired with bidding credits. The consummation of the transaction contemplated hereunder will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.

(f) No VZW Party has reason to believe that any of the VZW Licenses will not be renewed in the ordinary course. None of the Assigned VZW Licenses will be adversely affected by the consummation of the transactions contemplated hereby. No VZW Party is aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any VZW License, (ii) seeks the imposition of any modification or amendment with respect to any VZW License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any VZW License, or (iv) in any other way will or could reasonably be expected to adversely affect any Assigned VZW License.

(g) There are no liabilities of any VZW Party or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any VZW License, Assigned VZW License or otherwise to which the T-Mobile Parties or any of their Affiliates will be subject from and after the Closing as a result of the consummation of the transactions contemplated hereby.

(h) With respect to each VZW License, (i) all material documents required to be filed at any time by any VZW Party with the FCC with respect to such VZW License have been filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such VZW License was first issued or transferred to a VZW Party or any Affiliate thereof are correct in all material respects. None of the VZW Licenses is subject to any conditions other than those appearing on the face of such VZW License and those imposed by the FCC Rules upon the wireless communications services industry generally or upon licenses or licensees of the applicable type of spectrum (700 MHz A Block, AWS or PCS, as the case may be) generally. There are no obligations to make any payments to the FCC associated with any VZW License, nor will the consummation of the transactions contemplated hereby cause the FCC to require any party or any of its Affiliates to refund to the FCC all or any portion of any bidding credit that any VZW Party or any of its past or current Affiliates received from the FCC in connection with any VZW License.

(i) Each VZW Party and Affiliate thereof is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to the VZW Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules, including (i) the FCC Rules pertaining to eligibility to hold 700 MHz A Block, AWS and PCS licenses in general, and the VZW Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of radio licenses. Each VZW Party is in material compliance with all terms and conditions of, and all of its obligations under, each VZW License.

(j) Each VZW Party or an Affiliate thereof has completed all relocation of incumbent point-to-point microwave or BRS, as applicable, licensees required to be completed by such VZW Party or Affiliate thereof in connection with any build-out or launch of commercial operations using the spectrum covered by the Assigned VZW Licenses prior to Closing. Each VZW Party or an Affiliate thereof has paid all Cost Sharing Obligations relating to the spectrum covered by the VZW Licenses of which such VZW Party or Affiliate thereof has been notified by the applicable FCC-authorized microwave reimbursement clearinghouse.

Section 3.7     Litigation

Except for proceedings affecting the wireless communications services industry generally or 700 MHz A Block, AWS or PCS licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to any VZW Party’s knowledge, threatened against any VZW Party or Affiliate thereof that would reasonably be expected to adversely affect any of the Assigned VZW Licenses, or that seeks to enjoin this Agreement or the transaction contemplated hereby or otherwise prevent any VZW Party from performing its obligations under this Agreement or consummating the transaction contemplated hereby. No VZW Party or Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that adversely affects any of the Assigned VZW Licenses or that would reasonably be expected to impair the ability of any VZW Party to consummate the transaction contemplated by this Agreement.

Section 3.8     Build-out Requirements

No VZW Party is in breach or otherwise in violation of any FCC build-out requirements relating to any VZW License.

Section 3.9     Qualification

VZW is, and any Affiliate of VZW designated by VZW pursuant to Section 9.1 will be, fully qualified under the Communications Act of 1934, as amended, and the FCC Rules (i) to hold and receive FCC licenses generally, (ii) to hold and receive the Assigned TMO Licenses, upon the consummation of the transaction contemplated hereby, and (iii) to be approved as the assignee of the Assigned TMO Licenses. VZW is, and any Affiliate designated by VZW pursuant to Section 9.1 will be, in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.

Section 3.10     Acknowledgement regarding Build-Out Requirements

The VZW Parties acknowledge that they are aware of the FCC’s build-out requirements with respect to the Assigned TMO Licenses, and that satisfaction of those requirements will be the VZW Parties’ responsibility following the Closing.

Section 3.11     No Brokers

No VZW Party, nor any agent thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transaction contemplated hereby for which the T-Mobile Parties or any Affiliate thereof could become liable or obligated.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE T-MOBILE PARTIES

Each T-Mobile Party jointly and severally hereby represents and warrants to the VZW Parties as follows:

Section 4.1     Organization

Each T-Mobile Party is a corporation or limited liability company, as the case may be, duly organized and validly existing under the laws of the State of Delaware.

Section 4.2     Power and Authority

Each T-Mobile Party has the requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by each T-Mobile Party of this Agreement and all the other Transaction Documents required to be executed and delivered by such T-Mobile Party in accordance with the provisions of this Agreement have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of such T-Mobile Party. This Agreement has been, and the other Transaction Documents to which any of the T-Mobile Parties is a party have been, or will be, duly executed and delivered by the applicable T-Mobile Parties.

Section 4.3     Enforceability

This Agreement constitutes, and the other Transaction Documents to which any T-Mobile Party is a party constitute or will constitute, the legal, valid and binding obligations of each applicable T-Mobile Party, enforceable against such T-Mobile Party in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.4     Non-Contravention

Upon the receipt of the FCC Consents, compliance with any applicable requirements of the HSR Act and the giving of any post-Closing notifications required by the FCC or state Governmental Authorities, the execution, delivery and performance by each T-Mobile Party of this Agreement and the other Transaction Documents to which such T-Mobile Party is a party do not and will not violate or conflict with or result in the breach of any term, condition or provision of, or require the consent of any other Person under, (i) any Law to which any T-Mobile Party or any of the TMO Licenses is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that is applicable to any T-Mobile Party or any of the TMO Licenses or Assigned TMO Licenses, (iii) the articles of incorporation, certificate of formation, bylaws or similar organizational documents of any T-Mobile Party, or (iv) any material mortgage, indenture, agreement, contract, commitment, lease, plan, license or other instrument, document or understanding, oral or written, to which any T-Mobile Party is a party or subject, by which any T-Mobile Party may have rights or by which any of the TMO Licenses or Assigned TMO Licenses may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations of any T-Mobile Party thereunder.

Section 4.5     Compliance With Laws

No T-Mobile Party is in violation in any material respect of any federal, state or local law, ordinance, code, order or governmental rule or regulation that relates to any of the TMO Licenses, including the FCC Rules.

Section 4.6     TMO Licenses

(a) Each of the TMO Licenses has been validly issued, is in full force and effect, is validly held by T-Mobile License and is free and clear of conditions or restrictions, other than those routinely imposed in conjunction with FCC licenses of a similar type. Each of the Assigned TMO Licenses is free and clear of all Liens, other than any leases or other arrangements between T-Mobile License and any other Affiliate of T-Mobile (which shall be terminated at or prior to Closing). At Closing each of the Assigned TMO Licenses will be free and clear of all Liens.

(b) Except for any leases or other arrangements between T-Mobile License and any other Affiliate of T-Mobile (which shall be terminated at or prior to Closing), none of the spectrum covered by the Assigned TMO Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.

(c) There are no existing applications, petitions to deny or complaints or proceedings pending or, to any T-Mobile Party’s knowledge, threatened, before the FCC or any other tribunal, governmental authority or regulatory agency relating to any of the TMO Licenses or which otherwise will or could reasonably be expected to adversely affect any Assigned TMO License, other than proceedings affecting the wireless telecommunications industry or AWS or PCS licenses or licensees generally. No governmental authority or regulatory agency has, to any T-Mobile Party’s knowledge, threatened to terminate or suspend any of the TMO Licenses.

There are no third party claims of any kind that have been asserted with respect to any of the TMO Licenses. No T-Mobile Party is in violation or default, or has received any notice of any claim of violation or default, with respect to any of the TMO Licenses. No event has occurred with respect to any of the TMO Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of the rights of the holder of such TMO License.

(d) Each TMO License is held solely by T-Mobile License. No shareholder, officer, employee or former employee of any T-Mobile Party or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, any of the Assigned TMO Licenses, other than any leases or other arrangements between T-Mobile License and any other Affiliate of T-Mobile (which shall be terminated at or prior to the Closing).

(e) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the TMO Licenses, and none of the TMO Licenses were acquired with bidding credits. The consummation of the transaction contemplated hereunder will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.

(f) No T-Mobile Party has reason to believe that any of the TMO Licenses will not be renewed in the ordinary course. None of the Assigned TMO Licenses will be adversely affected by the consummation of the transactions contemplated hereby. No T-Mobile Party is aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any TMO License, (ii) seeks the imposition of any modification or amendment with respect to any TMO License, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any TMO License, or (iv) in any other way will or could reasonably be expected to adversely affect any Assigned TMO License.

(g) There are no liabilities of any T-Mobile Party or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, any TMO License, Assigned TMO License or otherwise to which the VZW Parties or any of their Affiliates will be subject from and after the Closing as a result of the consummation of the transactions contemplated hereby.

(h) With respect to each TMO License, (i) all material documents required to be filed at any time by any T-Mobile Party with the FCC with respect to such TMO License have been filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that such TMO License was first issued or transferred to any T-Mobile Party or any Affiliate thereof are correct in all material respects. None of the TMO Licenses is subject to any conditions other than those appearing on the face of such TMO License and those imposed by the FCC Rules upon the wireless communications services industry generally or upon licenses or licensees of the applicable type of spectrum (AWS or PCS, as the case may be) generally. There are no obligations to make any payments to the FCC associated with any TMO License, nor will the consummation of the transactions contemplated hereby cause the FCC to require any party or any of its Affiliates to refund to the FCC all or any portion of any bidding credit that any T-Mobile Party or any of its past or current Affiliates received from the FCC in connection with any TMO License.

(i) Each T-Mobile Party and Affiliate thereof is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to the TMO Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules, including (i) the FCC Rules pertaining to eligibility to hold AWS and PCS licenses in general, and the TMO Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of radio licenses. Each T-Mobile Party is in material compliance with all terms and conditions of, and all of its obligations under, each TMO License.

(j) Each T-Mobile Party or an Affiliate thereof has completed all relocation of incumbent point-to-point microwave or BRS, as applicable, licensees required to be completed by such T-Mobile Party or Affiliate thereof in connection with any build-out or launch of commercial operations using the spectrum covered by the Assigned TMO Licenses prior to Closing. Each T-Mobile Party or an Affiliate thereof has paid all Cost Sharing Obligations relating to the spectrum covered by the TMO Licenses of which such T-Mobile Party or Affiliate thereof has been notified by the applicable FCC-authorized microwave reimbursement clearinghouse.

Section 4.7     Litigation

Except for proceedings affecting the wireless communications services industry generally or AWS or PCS licenses or licensees generally, no litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to any T-Mobile Party’s knowledge, threatened against any T-Mobile Party or Affiliate thereof that would reasonably be expected to adversely affect any of the Assigned TMO Licenses, or that seeks to enjoin this Agreement or the transaction contemplated hereby or otherwise prevent any T-Mobile Party from performing its obligations under this Agreement or consummating the transaction contemplated hereby. No T-Mobile Party or Affiliate thereof is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that adversely affects any of the Assigned TMO Licenses or that would reasonably be expected to impair the ability of any T-Mobile Party to consummate the transaction contemplated by this Agreement.

Section 4.8     Build-out Requirements

No T-Mobile Party is in breach or otherwise in violation of any FCC build-out requirements relating to any TMO License.

Section 4.9     Qualification

T-Mobile License is, and any other Affiliate of T-Mobile designated by T-Mobile pursuant to Section 9.1 will be, fully qualified under the Communications Act of 1934, as amended, and the FCC Rules (i) to hold and receive FCC licenses generally, (ii) to hold and receive the Assigned VZW Licenses, upon the consummation of the transaction contemplated hereby, and (iii) to be approved as the assignee of the Assigned VZW Licenses. T-Mobile License is, and any other Affiliate designated by T-Mobile pursuant to Section 9.1 will be, in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all FCC Rules promulgated thereunder with respect to alien ownership.

Section 4.10     Acknowledgements regarding Build-Out Requirements and Interference

The T-Mobile Parties acknowledge that they are aware of the FCC’s build-out requirements with respect to the Assigned VZW Licenses, and that satisfaction of those requirements will be the T-Mobile Parties’ responsibility following the Closing. The T-Mobile Parties also acknowledge that they are aware of the potential interference between broadcast television operations located on Channel 51 and wireless operations on lower 700 MHz A Block licenses.

Section 4.11     No Brokers

No T-Mobile Party, nor agent thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transaction contemplated hereby for which the VZW Parties or any Affiliate thereof could become liable or obligated.

ARTICLE 5

COVENANTS AND OTHER AGREEMENTS

Section 5.1     Covenants of the T-Mobile Parties and the VZW Parties Pending the Closing

From the date hereof until the Closing, each Party shall:

(a) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to carry out all of their respective obligations under this Agreement, to cause the conditions set forth in ARTICLE 6 to be satisfied and to consummate and make effective the transaction contemplated hereby as soon as reasonably practicable after the date hereof; and

(b) not (i) take, or agree to take, any action that would result in a material breach of any of its representations or warranties hereunder, or (ii) omit, or agree to omit, to take any action necessary to prevent a material breach of any of its representations or warranties hereunder.

Section 5.2     Confidentiality

(a) The non-disclosure agreement between VZW and T-Mobile, effective October 3, 2013 (the “NDA”), shall remain in effect in accordance with its terms.

(b) The Parties acknowledge and agree that the existence of this Agreement, the terms and conditions of this Agreement and the substance of the negotiations between the Parties regarding such terms and conditions constitute “Transaction Information” under the NDA.

(c) Notwithstanding the foregoing or the terms of the NDA, (i) each Party shall have the right to issue a press release regarding the transactions contemplated hereby in the form that has been previously approved by the other Party, and (ii) each Party shall have the right to make disclosure of Transaction Information (as defined under the NDA) with respect to this Agreement or the transactions contemplated hereby to the extent such disclosure is required under applicable Law or the rules and regulations of the New York Stock Exchange, provided that the disclosing Party provides the other Party as much opportunity to review and comment in advance on such disclosure as is practicable under the circumstances.

Section 5.3     Compliance with Law; Compliance with Licenses; Non-Solicitation; Updates; E-911.

(a) Compliance with Law. From the date hereof until the Closing, (i) the VZW Parties and their Affiliates shall comply in all material respects with all Laws to the extent that they relate to any of the VZW Licenses, and (ii) the T-Mobile Parties and their Affiliates shall comply in all material respects with all Laws to the extent that they relate to any of the TMO Licenses.

(b) Compliance with Licenses. From the date hereof until the Closing, (i) the VZW Parties shall maintain all of their rights and interest in, and the validity of, the VZW Licenses, and shall not, and shall cause their Affiliates not to, engage in any transaction or take any action or omit to take any action that will or would reasonably be expected to adversely affect their rights or interest in, or the validity of, the VZW Licenses, unless their rights and interest in the VZW Assigned Licenses and their ability to consummate the transaction contemplated hereby are not adversely affected, (ii) T-Mobile License shall maintain all of its rights and interest in, and the validity of, the TMO Licenses, and shall not, and shall cause its Affiliates not to, engage in any transaction or take any action or omit to take any action that will or would reasonably be expected to adversely affect its rights or interest in, or the validity of, the TMO Licenses, unless its rights and interest in the TMO Assigned Licenses and its ability to consummate the transaction contemplated hereby are not adversely affected, and (iii) each Party shall promptly provide the other Party with copies of all applications and other correspondence to the FCC and any notices, orders or correspondence received from the FCC to the extent specifically related to the VZW Licenses or TMO Licenses, as applicable. Without limiting the foregoing, neither Party shall seek the modification of any VZW Licenses or TMO Licenses, as applicable.

(c) Non-solicitation. Prior to the earlier to occur of the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1,

(i) the VZW Parties shall not, and shall cause their respective Subsidiaries and the officers, employees, agents and representatives of the VZW Parties and such Subsidiaries not to, directly or indirectly, sell, transfer, assign or otherwise dispose of any of the VZW Licenses or any of the Assigned VZW Licenses or enter into any agreement, arrangement or understanding, solicit inquiries or proposals, furnish non-public information or initiate or participate in any negotiations or discussions whatsoever with respect to any of the foregoing transactions, it being understood that the foregoing restrictions do not apply to spectrum covered by the VZW Licenses that is not the subject of the VZW Assigned Licenses; and

(ii) the T-Mobile Parties shall not, and shall cause their respective Subsidiaries and the officers, employees, agents and representatives of the T-Mobile Parties and such Subsidiaries not to, directly or indirectly, sell, transfer, assign or otherwise dispose of any of the TMO Licenses or any of the TMO Assigned Licenses or enter into any agreement, arrangement or understanding, solicit inquiries or proposals, furnish non-public information or initiate or participate in any negotiations or discussions whatsoever with respect to any of the foregoing transactions, it being understood that the foregoing restrictions do not apply to spectrum covered by the TMO Licenses that is not the subject of the TMO Assigned Licenses.

(d) Notice of Certain Events. Each Party shall promptly notify the other in writing (i) of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, and (ii) if such Party acquires knowledge of any development causing any of the representations and warranties of such Party in ARTICLE 3 or ARTICLE 4, as applicable, to be untrue in any material respect. No disclosure by either Party pursuant to this Section 5.3(d), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein, unless the other Party shall have expressly so agreed in writing.

(e) E-911. At the written request of either Party made within 45 days after the date hereof, accompanied by a list of such Party’s Unserved Areas, the other Party will use its commercially reasonable efforts to compile and furnish to the requesting Party, prior to Closing, a list of all E-911 Phase I or Phase II “deployment requests” pursuant to 47 C.F.R. §20.18 of the FCC Rules (“E-911 Deployment Requests”) that have been received by such other Party or any of its Affiliates with respect to the Unserved Areas, together with the following information for each E-911 Deployment Request listed: (i) date of request, (ii) county covered, (iii) E-911 phase, (iv) requesting PSAP, (v) status of deployment and (vi) date of deployment, if applicable. Such list shall be updated, if necessary, prior to Closing to add any additional such E-911 Deployment Requests received by such Other Party between the date of delivery of the original list and the Closing Date. For purposes of the foregoing, “Unserved Areas” shall mean, with respect to a Party, geographic areas covered by the Assigned VZW Licenses or the Assigned TMO Licenses (whichever such Party is acquiring pursuant to this Agreement) in which such Party does not offer wireless service. During the two year period following the Closing Date, upon either Party’s reasonable request, the other Party shall provide the requesting Party with copies of any written E-911 Deployment Requests received by the other Party or its Affiliates at any time prior to Closing that relate to the VZW Assigned Licenses or TMO Assigned Licenses (whichever such Party has assigned pursuant to this Agreement).

Section 5.4     Governmental Filings

(a) As soon as practicable after the date of this Agreement, the Parties shall file with the FCC all applications and notifications necessary to obtain the FCC Consents (the “FCC Applications”). The Parties shall use their respective commercially reasonable efforts to file the FCC Applications within 10 Business Days after the date of this Agreement. The Parties shall cooperate in the diligent submission of any additional information requested by the FCC with respect to the FCC Applications, and will use their respective commercially reasonable efforts to take all steps necessary and proper to obtain the FCC Consents. For the avoidance of doubt, the Parties shall file Form 608 applications with the FCC sufficiently in advance of the execution of the De Facto Transfer Leases on the Closing Date to enable the De Facto Transfer Leases to commence immediately upon their execution.

(b) As soon as practicable after the date of this Agreement, the Parties shall prepare and file with the FTC and the DOJ the notifications required pursuant to the HSR Act with respect to the transaction contemplated by this Agreement, including any documents required to be filed in connection therewith (the “HSR Notice”). The HSR Notice shall specifically request early termination of the waiting period prescribed by the HSR Act. The Parties shall use their respective commercially reasonable efforts to file the HSR Notice within 10 Business Days after the date of this Agreement. The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to the HSR Notice.

(c) Each Party shall, and shall cause its Affiliates to, cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.4, including by (i) providing copies of all such filings and attachments to the non-filing Party, (ii) furnishing all information required for all such filings, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority relating to the approval of the transaction contemplated hereby and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the transaction contemplated hereby by any Governmental Authority, and (iv) permitting the other Party to review any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the transaction contemplated hereby or in connection with any proceeding by a private party relating to the approval of the transaction contemplated hereby by any Governmental Authority. To the extent practicable under the circumstances, neither Party shall participate in any meeting or discussion expected to address substantive matters related to the transaction contemplated hereby, either in person or by telephone, with any Governmental Authority in connection with the proposed transaction unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that either of them proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the transactions contemplated hereby. To the extent that confidential information of either Party is required to be filed with any Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the party whose information is to be disclosed, seek and use commercially reasonable efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority.

(d) The VZW Parties shall not take any action to oppose or otherwise impede the T-Mobile Parties with respect to: (i) any acquisition of a Channel 51 license in a market area covered by any of the Assigned VZW Licenses that are in the 700 MHz band; (ii) any frequency-relocation of a Channel 51 licensee operating in any such market; or (iii) any frequency-sharing or other frequency-related agreement with a Channel 51 licensee operating in any such market. Further, the VZW Parties shall not file any petition for reconsideration, appeal or other legal challenge to the Interoperability Order and shall not take any other action that could reasonably be expected to result in the materially adverse modification of the Interoperability Order in a manner that would be inconsistent with the voluntary industry agreement contemplated by the Interoperability Order.

(e) In the event that at any time after the date hereof the VZW Parties or the T-Mobile Parties, or any of their respective Affiliates, enter into any transaction or take some other action that would have the effect of materially delaying, preventing or otherwise impeding the receipt of any regulatory approvals necessary to effect the transactions contemplated hereby, such Party or Parties shall use its or their reasonable best efforts to eliminate or otherwise mitigate as fully as possible any such adverse effect on obtaining such approvals.

Section 5.5     De Facto Transfer Leases

(a) At Closing, VZW and T-Mobile License shall enter into the De Facto Transfer Leases. From and after Closing, the Parties shall comply with their respective obligations under the De Facto Transfer Leases. For each De Facto Transfer Lease, the lessee and its Affiliates shall discontinue all of their operations on and uses of the spectrum covered by such De Facto Transfer Lease by the “Lease Expiration Date” set forth therein, as it may be extended in accordance with the provisions thereof.

(b) T-Mobile License and its Affiliates shall discontinue all of their operations on and uses of the spectrum covered by the Assigned TMO Licenses covering the Syracuse, NY and Bellingham, WA BTAs by July 1, 2014 ,unless T-Mobile License is not able to complete spectrum clearing with respect to either market by such date as a result of the occurrence of a Force Majeure event with respect to such market, notwithstanding T-Mobile License’s use of commercially reasonable efforts to mitigate the effects thereof, in which case that deadline shall be extended with respect to such market by the number of days that T-Mobile License was unable as a result of the Force Majeure (as mitigated by the efforts of T-Mobile License) to perform activities necessary to complete such spectrum clearing. “Force Majeure” means any act of God, acts of public enemies, orders of any governmental body which are not the result of a breach of this Agreement and are not instigated by T-Mobile License, orders of any military authority, insurrections, riots, terrorism, epidemics, fires, floods, earthquakes, storms, extreme weather or other natural disasters, interruption of electricity or other utilities, civil disturbances, explosions, or any other similar cause or event not reasonably within the control of T-Mobile License. T-Mobile License shall notify VZW promptly of any Force Majeure event and keep VZW reasonably informed of the steps T-Mobile License is taking to restore its performance.

Section 5.6     Like-Kind Exchange

(a) Each Party acknowledges that it intends to treat the transactions contemplated hereby, to the maximum extent permissible under Section 1031 of the Code, as a tax-deferred, like-kind exchange pursuant to Section 1031 of the Code. Notwithstanding any other provision of this Agreement, the provisions of this Section 5.6 shall survive the Closing without limitation.

(b) Each Party acknowledges and agrees that (i) it has obtained its own tax advice with respect to the characterization of the exchange hereunder as a like-kind exchange of property under Section 1031 of the Code, (ii) it is not relying on any representations of the other Party with respect to the characterization of the exchange hereunder as a like-kind exchange of property under Section 1031 of the Code, and (iii) the Closing is not conditioned on the exchange of property hereunder qualifying as a like-kind exchange of property under Section 1031 of the Code; provided, however, that nothing in this Section 5.6 shall be construed to relieve a Party of any obligation under this Agreement including, without limiting the generality of the foregoing, its obligations under Section 9.1.

(c) The Parties shall reasonably cooperate in order to take actions to minimize, within the fullest extent of the law, the application or imposition of Taxes imposed on the exchange provided for in this Agreement. This shall include, for example, reasonably cooperating to resolve any governmental audit involving such exchange.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1     Conditions to the Obligations of the T-Mobile Parties

The obligation of the T-Mobile Parties to consummate the transaction contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by T-Mobile:

(a) The FCC Consents shall have been obtained by one or more FCC Orders, free of any conditions that are materially adverse to the business of the T-Mobile Parties and their Affiliates or that would reasonably be expected to have a material adverse effect on the Assigned VZW Licenses (taken as a whole), except for conditions on any Assigned VZW License that are generally applicable to licenses of the applicable type of spectrum (700 MHz A Block, AWS or PCS, as the case may be). Any spectrum divestiture conditions set forth in one or more FCC Orders approving the transaction contemplated by this Agreement, which conditions arise out of or are in connection with a separate strategic transaction entered into prior to the Closing Date by any of the T-Mobile Parties and/or their Affiliates, shall be deemed (i) not to be materially adverse to the business of the T-Mobile Parties and their Affiliates, and (ii) not to reasonably be expected to have a material adverse effect on the Assigned VZW Licenses (taken as a whole).

(b) All of the representations and warranties of the VZW Parties contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties and without giving effect to any updated information disclosed by the VZW Parties to the T-Mobile Parties pursuant to Section 5.3(d), in each case with only such exceptions as have not had a material adverse effect on the Assigned VZW Licenses (taken as a whole), the use thereof or the ability of the VZW Parties to consummate the transaction contemplated hereby.

(c) The VZW Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at the Closing.

(d) T-Mobile shall have received a certificate from the VZW Parties, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(b) and Section 6.1(c) have been fulfilled.

(e) No award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transaction contemplated hereby.

(f) Any applicable waiting period under the HSR Act relating to the transaction contemplated by this Agreement shall have expired or been terminated.

(g) The VZW Parties shall have discontinued all of their operations on and uses of the spectrum covered by the Assigned VZW Licenses, other than spectrum being leased back to VZW as of the Closing under the De Facto Leases.

(h) The Interoperability Order shall be in full force and effect and shall not be suspended, revoked or cancelled. Neither the FCC nor any Subject Party shall have taken any action, or failed to take any action, that would reasonably be expected to result in the materially adverse modification of the Interoperability Order in a manner that would be inconsistent with the voluntary industry agreement contemplated by the Interoperability Order. All FCC license modifications contemplated by the Interoperability Order shall have been made and all FCC Rules changes set forth in the Interoperability Order shall have taken effect.

(i) VZW shall have executed and delivered the De Facto Leases.

Section 6.2     Conditions to the Obligations of the VZW Parties

The obligation of the VZW Parties to consummate the transaction contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by VZW:

(a) The FCC Consents shall have been obtained by one or more FCC Orders, free of any conditions that are materially adverse to the business of the VZW Parties and their Affiliates or that would reasonably be expected to have a material adverse effect on the Assigned TMO Licenses (taken as a whole), except for conditions on any Assigned TMO License that are generally applicable to licenses of the applicable type of spectrum (AWS or PCS, as the case may be). Any spectrum divestiture conditions set forth in one or more FCC Orders approving the transaction contemplated by this Agreement, which conditions arise out of or are in connection with a separate strategic transaction entered into prior to the Closing Date by any of the VZW Parties and/or their Affiliates, shall be deemed (i) not to be materially adverse to the business of the VZW Parties and their Affiliates, and (ii) not to reasonably be expected to have a material adverse effect on the Assigned TMO Licenses (taken as a whole).

(b) All of the representations and warranties of the T-Mobile Parties contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on the Closing Date as if made on the Closing Date (except where such representation or warranty speaks as of a specific date), without regard to materiality qualifiers contained in such representations and warranties and without giving effect to any updated information disclosed by the T-Mobile Parties to the VZW Parties pursuant to Section 5.3(d), in each case with only such exceptions as have not had a material adverse effect on the Assigned TMO Licenses (taken as a whole), the use thereof or the ability of the T-Mobile Parties to consummate the transaction contemplated hereby.

(c) The T-Mobile Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any of them prior to or at the Closing.

(d) VZW shall have received a certificate from the T-Mobile Parties, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(b) and Section 6.2(c) have been fulfilled.

(e) No award, order, writ, decree, injunction or judgment by any arbitrator or Governmental Authority shall be in effect that enjoins or prohibits the consummation of the transaction contemplated hereby.

(f) Any applicable waiting period under the HSR Act relating to the transaction contemplated by this Agreement shall have expired or been terminated.

(g) If the Closing would take place on or after July 1, 2014 or such later date, if any, to which the deadline under Section 5.5(b) above is extended, T-Mobile License and its Affiliates shall have discontinued all of their operations on and uses of the spectrum covered by the Assigned TMO Licenses covering the Syracuse, NY and Bellingham, WA BTAs. VZW, at its sole option, may choose to waive the foregoing condition and require instead that the Parties enter into a de facto transfer lease with respect to the Assigned TMO License or Licenses for which such condition is not satisfied, in which case such lease shall be in the form that would have been required if the Closing had taken place before July 1, 2014 (as extended, if applicable), except that the “Lease Expiration Date” shall be the date that is 10 days after the Closing Date.

(h) T-Mobile License shall have executed and delivered the De Facto Leases.

ARTICLE 7

TERMINATION

Section 7.1     Termination

(a) This Agreement may be terminated before the Closing Date only as follows:

(i) by mutual consent of the Parties or by either Party if the Closing is prohibited by change in law;

(ii) by T-Mobile, at any time if (x) any of the VZW Parties’ representations and warranties contained in this Agreement were not true and correct as of the date hereof, and such failure would result in the failure of the VZW Parties to meet the conditions set forth in Section 6.1(b); (y) any of the VZW Parties’ representations and warranties contained in this Agreement fails to be true and correct as of the Closing Date, and such failure would result in the failure of the VZW Parties to meet the conditions set forth in Section 6.1(b) and is not reasonably capable of being cured by the Outside Date; or (z) the VZW Parties fail to comply with any of their covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.1(c), provided that T-Mobile shall have given the VZW Parties written notice of such failure and the VZW Parties shall not have cured such failure within 30 days after receipt of such notice;

(iii) by VZW, at any time if (x) any of the T-Mobile Parties’ representations and warranties contained in this Agreement were not true and correct as of the date hereof, and such failure would result in the failure of the T-Mobile Parties to meet the conditions set forth in Section 6.2(b); (y) any of the T-Mobile Parties’ representations and warranties contained in this Agreement fails to be true and correct as of the Closing Date, and such failure would result in the failure of the T-Mobile Parties to meet the conditions set forth in Section 6.2(b) and is not reasonably capable of being cured by the Outside Date; or (z) the T-Mobile Parties fail to comply with any of their covenants or obligations set forth herein, and such failure to comply would result in the failure of the condition set forth in Section 6.2(c), provided that VZW shall have given the T-Mobile Parties written notice of such failure and the T-Mobile Parties shall not have cured such failure within 30 days after receipt of such notice;

(iv) by either Party if the Closing does not occur by the date that is 18 months after the date of this Agreement (the “Outside Date”) and the failure of the Closing to occur by the Outside Date does not result in whole or in part from a breach by the terminating Party of its obligations hereunder;

(v) by either Party if the consummation of the transaction contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction; or

(vi) by T-Mobile if the condition set forth in Section 6.1(h) becomes untrue and is not reasonably capable of becoming satisfied by the Outside Date.

(b) In the event of the termination of this Agreement pursuant to the provisions of Section 7.1(a), this Agreement shall become void and have no effect, without any liability on the part of any of the Parties or their partners, shareholders, members, directors or officers in respect of this Agreement; provided that (i) nothing herein shall relieve any Party from any Liability resulting from or arising out of any breach by such Party of this Agreement, and (ii) this Section 7.1(b) and Article 9 shall survive termination of this Agreement for any reason (it being understood that the survival of Section 9.11 shall not preclude a Party’s expenses from being included in damages for a breach of this Agreement by the other Party).

ARTICLE 8

SURVIVAL AND INDEMNIFICATION

Section 8.1     Survival

All representations and warranties made by the Parties in this Agreement shall survive for a period lasting 18 months after the Closing, except that (a) any intentional misrepresentation shall survive Closing indefinitely, (b) the representations contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.6(a) and Sections 4.1, 4.2, 4.3, 4.4 and 4.6(a) shall survive the Closing until the expiration of the statute of limitations applicable thereto, or indefinitely if there is no applicable statute of limitations, and (c) Sections 3.6(e), 3.6(g), 3.6(i) and 3.6(j) and Sections 4.6(e), 4.6(g), 4.6(i) and 4.6(j) shall survive the Closing indefinitely. Any claim by a Party based upon breach of any such representation or warranty made pursuant to Section 8.2 or otherwise must be submitted to the other Party prior to the expiration of the applicable survival period.

Section 8.2     General Indemnification Obligation

(a) From and after the Closing, each Party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other Party (i.e., each of the T-Mobile Parties or each of the VZW Parties, as the case may be) and its Affiliates, and its and their respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns (each, an “Indemnified Party”) against and in respect of any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation) (“Losses”) incurred or suffered by any Indemnified Party, whether such Losses relate to claims, actions or causes of action asserted by any Indemnified Party against the Indemnifying Party or asserted by third parties, that result from, relate to or arise out of:

(i) any inaccuracy in or breach of the representations and warranties made by the Indemnifying Party herein or in any certificate delivered pursuant hereto;

(ii) any nonfulfillment or breach by the Indemnifying Party of any of the covenants or agreements made by the Indemnifying Party herein; and

(iii) any and all claims made by third parties that arise out of, are based upon or allege any such breach, inaccuracy or nonfulfillment or that are inconsistent with the accuracy of any such representation or warranty or the fulfillment of any such agreement or covenant.

(b) From and after the Closing, the VZW Parties (jointly and severally, acting as a single Party) as Indemnifying Party agree to indemnify and hold harmless the T-Mobile Parties and their Affiliates, and the T-Mobile Parties’ and their Affiliates’ respective shareholders, partners, directors, officers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) the ownership and use by the VZW Parties or their Affiliates of the Assigned VZW Licenses prior to the Closing; (ii) the ownership and use by VZW or its Affiliates of the Assigned TMO Licenses after the Closing; or (iii) any Liabilities of the VZW Parties or their Affiliates.

(c) From and after the Closing, the T-Mobile Parties (jointly and severally, acting as a single Party) as Indemnifying Party agree to indemnify and hold harmless the VZW Parties and their Affiliates, and the VZW Parties’ and their Affiliates’ respective shareholders, partners, directors, officers, members, managers, agents, employees, successors and assigns, as Indemnified Parties, against and in respect of any and all Losses incurred or suffered by any such Indemnified Party that result from, relate to or arise out of: (i) the ownership and use by the T-Mobile Parties or their Affiliates of the Assigned TMO Licenses prior to the Closing; (ii) the ownership and use by T-Mobile License or other T-Mobile Affiliates of the Assigned VZW Licenses after the Closing; or (iii) any Liabilities of the T-Mobile Parties or their Affiliates.

Section 8.3     Limitations

(a) The VZW Parties shall not be liable for any inaccuracy in or breach of representation and warranty pursuant to Section 8.2(a)(i) unless the aggregate amount of all Losses of the Indemnified Parties for all such inaccuracies or breaches exceeds $10,000,000 (the “Deductible”), in which case the VZW Parties shall only be liable to the T-Mobile Indemnified Parties for Losses in excess of the Deductible; provided however that the Deductible shall not be applicable with respect to inaccuracies in or breaches of the representations and warranties set forth in Sections 3.6(a), 3.6(g) and 3.6(j). In no event shall the VZW Parties’ aggregate liability under Section 8.2(a)(i) exceed $1.0 billion.

(b) The T-Mobile Parties shall not be liable for any inaccuracy in or breach of representation and warranty pursuant to Section 8.2(a)(i) unless the aggregate amount of all Losses of the Indemnified Parties for all such inaccuracies or breaches exceeds the amount of the Deductible, in which case the T-Mobile Parties shall only be liable to the VZW Indemnified Parties for Losses in excess of the Deductible; provided, however, that the Deductible shall not be applicable with respect to inaccuracies in or breaches of the representations and warranties set forth in Sections 4.6(a), 4.6(g) and 4.6(j). In no event shall the T-Mobile Parties’ aggregate liability under Section 8.2(a)(i) exceed $1.0 billion.

(c) Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable for any Losses that are consequential, exemplary or punitive, or otherwise not constituting actual direct Losses, regardless of the theory of recovery, provided that this Section 8.3(c) shall not apply to (i) any intentional or willful misrepresentations or any breaches of covenants or agreements by any Party, or (ii) any damages that are payable to third parties pursuant to a final, non-appealable order.

(d) The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually received by the Indemnified Party with respect to such Losses, and (ii) any indemnification or reimbursement payments actually received by the Indemnified Party from third parties (other than insurers) with respect to such Losses.

(e) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 8.2 and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnifying Party shall be subrogated to, and the Indemnified Party shall assign to the Indemnifying Party, such of the Indemnified Party’s rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to seek recovery from the Potential Contributor of the amount of such payment.

(f) Each of the Parties acknowledges and agrees that the licenses it is transferring to the other Party pursuant to this Agreement are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its pre-Closing and Closing obligations under this Agreement, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party, and the non-breaching Party expressly reserves any and all rights and remedies available to the non-breaching Party at law or in equity in the event of any breach or default by the breaching Party under this Agreement.

Section 8.4     Indemnification Procedures

(a) In the event that any claim or demand for which the Indemnifying Party would be liable to an Indemnified Party under this ARTICLE 8 is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall give notice of such claim or demand promptly to the Indemnifying Party, which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim. The Indemnifying Party shall have 20 Business Days from the receipt of the Claim Notice in accordance with Section 9.5 (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

(b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, or (ii) includes terms and conditions that, in the reasonable judgment of the Indemnified Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such third party claim, and shall otherwise cooperate with and assist the Indemnifying Party in its defense of the claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. In no event shall the Indemnifying Party be liable for the expenses of more than one separate law firm (excluding local counsel) for all Indemnified Parties with respect to any claim or demand or series of related claims or demands hereunder.

(c) Any claim or demand for which an Indemnified Party seeks indemnification under this ARTICLE 8 may be settled by the Indemnified Party only with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The amount of any settlement so approved shall be conclusively deemed to be a liability of the Indemnifying Party hereunder if it is determined that the Indemnifying Party has liability for such claim or demand.

(d) In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

(e) The failure of the Indemnified Party to give the Indemnifying Party a Claim Notice in accordance with the requirements of this ARTICLE 8 shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action under this ARTICLE 8, except to the extent of any prejudice or damages to the Indemnifying Party as a result thereof.

Section 8.5     Treatment of Payments

Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the purchase price to the extent permitted under applicable law.

Section 8.6     Exclusive Remedy

Following the Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this ARTICLE 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided that the foregoing shall not limit any Party’s equitable remedies or any Party’s rights or remedies based on fraud.

ARTICLE 9

MISCELLANEOUS

Section 9.1     Assignment

(a) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. The rights and obligations of either Party under this Agreement shall not be assignable by such Party without the written consent of the other Party, except as otherwise provided in this Section 9.1.

(b) The T-Mobile Parties may assign all or a portion of their respective rights and obligations hereunder as follows:

(i) T-Mobile License may assign all or a portion of its rights hereunder to receive the Assigned VZW Licenses to one or more Affiliates of T-Mobile or any successor to all or substantially all of T-Mobile’s business by way of merger, consolidation, liquidation, purchase of assets of T-Mobile or other form of acquisition or other form of reorganization, or

(ii) T-Mobile License may assign, transfer or delegate its obligations hereunder to convey the Assigned TMO Licenses at Closing to any Affiliate of T-Mobile, or to any successor to all or substantially all of T-Mobile’s business, including by way of merger, consolidation, liquidation, purchase of assets of T-Mobile or other form of acquisition or other form of reorganization;

provided that, in each case, (w) the T-Mobile Parties furnish the VZW Parties with reasonably satisfactory assurance of performance of this Agreement by such assignee, transferee or delegee, (x) the assignment, transfer or delegation will not prevent or delay by more than an immaterial period of time the FCC’s approval of the transactions contemplated hereby or the expiration of the waiting period under the HSR Act, (y) no such assignment, transfer or delegation shall relieve any of the T-Mobile Parties or any successor in interest of any of the T-Mobile Parties of any of its obligations to the VZW Parties hereunder, and (z) no such assignment will adversely affect the tax-deferred nature of the transactions described in this Agreement pursuant to Section 1031 of the Code with respect to the VZW Parties.

(c) The VZW Parties may assign all or a portion of their respective rights and obligations hereunder as follows:

(i) VZW may assign all or a portion of its rights hereunder to receive the Assigned TMO Licenses to one or more of its Affiliates or any successor to all or substantially all of VZW’s business by way of merger, consolidation, liquidation, purchase of assets of VZW or other form of acquisition or other form of reorganization, or

(ii) any VZW Party may assign, transfer or delegate its obligations hereunder to convey any of the Assigned VZW Licenses at Closing to any Affiliate of such VZW Party, or to any successor to all or substantially all of VZW’s business, including by way of merger, consolidation, liquidation, purchase of assets of VZW or other form of acquisition or other form of reorganization;

provided that, in each case, (w) the VZW Parties furnish the T-Mobile Parties with reasonably satisfactory assurance of performance of this Agreement by such assignee, transferee or delegee, (x) the assignment, transfer or delegation will not prevent or delay by more than an immaterial period of time the FCC’s approval of the transactions contemplated hereby or the expiration of the waiting period under the HSR Act, (y) no such assignment, transfer or delegation shall relieve any of the VZW Parties or any successor in interest of any of the VZW Parties of any of its obligations to the T-Mobile Parties hereunder, and (z) no such assignment will adversely affect the tax-deferred nature of the transactions described in this Agreement pursuant to Section 1031 of the Code with respect to the T-Mobile Parties.

Section 9.2     Further Assurances

Each Party will cooperate with the other Party and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other Party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

Section 9.3     Entire Agreement; Amendment

(a) This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, together with the NDA, set forth the entire understanding of the Parties hereto with respect to the transaction contemplated hereby and supersede any and all previous agreements and understandings, oral or written, between or among the Parties regarding the transaction contemplated hereby.

(b) This Agreement shall not be amended or modified except by written instrument duly executed by both Parties hereto.

Section 9.4     Waiver

No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the Party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in all similar instances. No failure by any Party to exercise, and no delay by any Party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

Section 9.5     Notices

Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail or by Federal Express or other overnight mail service, postage prepaid, or by fax, with written confirmation, as follows:

If to the T-Mobile Parties (or any of them), to:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Phone: (425) 383-4000

Fax: (425) 383-7040

with a required copy (which shall not itself constitute proper notice) to:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: Senior Vice President Corporate Development

Phone: (425) 383-4000

Fax: (425) 383-7040

If to the VZW Parties (or any of them), to:

Cellco Partnership

One Verizon Way, VC52S220

Basking Ridge, NJ 07920

Attention: Philip Junker

                    Executive Director – Property Planning and Acquisitions

Fax: (908) 559-3524

with a required copy (which shall not itself constitute proper notice) to:

Cellco Partnership

One Verizon Way, VC52S432

Basking Ridge, NJ 07920

Attention: Steven B. Jackman, Esq.

Fax: (908) 559-7126

or to such other address or facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered.

Section 9.6     Governing Law

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without reference to any of its choice of law rules that would cause the laws of any other jurisdiction to apply. In connection with any controversy arising out of or related to this Agreement, the Parties hereby irrevocably consent to the jurisdiction of the United States District Court for the Southern District of New York, if a basis for federal court jurisdiction is present, and, otherwise, in the state courts of the State of New York. Each of the

Parties irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts and hereby further irrevocably waives and agrees not to plead or claim in such courts that any such action or proceeding brought in such courts has been brought in an inconvenient forum.

Section 9.7     No Benefit to Others

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of ARTICLE 8, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other Persons.

Section 9.8     Headings, Gender, “Person,” and “including”

All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified, any reference herein to a Section, Article, Schedule or Exhibit shall be a reference to such Section or Article of, or Schedule or Exhibit to, this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “Person” herein shall include an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. Whenever used in this Agreement, the word “including,” and variations thereof, even when not modified by the phrase “but not limited to” or “without limitation,” shall not be construed to imply any limitation and shall mean “including but not limited to.”

Section 9.9     Severability

Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Moreover, the Parties agree that the invalid or unenforceable provision shall be enforced to the maximum extent permitted by law in accordance with the intention of the Parties as expressed by such provision.

Section 9.10     Counterparts, Facsimile and Electronic Signatures

This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. The Parties intend to sign and deliver this Agreement by facsimile transmission or by electronic transmission in portable document format (“PDF”). Each Party agrees that the delivery of this Agreement by facsimile or PDF shall have the same force and effect as delivery of original signatures and that each Party may use such facsimile or PDF signatures as evidence of the execution and delivery of this Agreement by all Parties to the same extent that an original signature could be used.

Section 9.11     Expenses

Each Party shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transaction contemplated hereby. Without limiting the generality of the foregoing, each Party shall pay the total filing fee payable by it as an “acquiring person” in connection with the filing of the HSR Notice, and each Party shall bear its own other expenses incurred in connection with such filing. This Section shall survive termination of this Agreement, and shall apply irrespective of whether the Closing occurs, except as provided in Section 7.1(b).

Section 9.12     Construction of “VZW License” and “TMO License”

Notwithstanding anything herein to the contrary, unless the context otherwise requires, all representations, warranties, covenants and agreements contained herein that are specified to apply to a “VZW License” or a “TMO License” shall be deemed to be made both with respect to such license taken as a whole and with respect to each portion of such license, including any Partial VZW License or Partial TMO License that constitutes a portion of such license. For example, and without limiting the generality of the foregoing, a representation by the VZW Parties that no event has occurred that permits revocation of any “VZW License” would be deemed to include a representation that no event has occurred that permits revocation of any Partial VZW License or any other portion of any VZW License.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

T-MOBILE USA, INC.		CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS

By:	/s/ J. Braxton Carter	By:	/s/ Daniel S. Mead
Name:	J. Braxton Carter	Name:	Daniel S. Mead
Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

T-MOBILE LICENSE LLC		VERIZON WIRELESS (VAW) LLC

By:	/s/ J. Braxton Carter	By:	/s/ Daniel S. Mead
Name:	J. Braxton Carter	Name:	Daniel S. Mead
Title:	Executive Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

ATHENS CELLULAR, INC.

		By:	/s/ Daniel S. Mead
		Name:	Daniel S. Mead
		Title:	President and Chief Executive Officer

VERIZON WIRELESS OF THE EAST, LP
By: Cellco Partnership,
its General Partner

		By:	/s/ Daniel S. Mead
		Name:	Daniel S. Mead
		Title:	President and Chief Executive Officer

SCHEDULE A

VZW Licenses

FCC Call Sign	Market Number – Market Name	Service/Block	MHz	Licensee

WQJQ698	BEA013 - Washington-Baltimore, DC-MD-VA-WV-PA	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ701	BEA034 - Tampa-St. Petersburg-Clearwater, FL	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ702	BEA040 - Atlanta, GA-AL-NC	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ704	BEA055 - Cleveland-Akron, OH-PA	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ706	BEA062 - Grand Rapids-Muskegon-Holland, MI	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ712	BEA127 - Dallas-Fort Worth, TX-AR-OK	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ714*	BEA131 - Houston-Galveston-Brazoria, TX	700 MHz A	698-704 728-734	Cellco Partnership

WQJQ719	BEA163 - San Francisco-Oakland-San Jose, CA	700 MHz A	698-704 728-734	Cellco Partnership

KNLG605	BTA022 - Athens, GA	PCS E	1885-1890 1965-1970	Athens Cellular, Inc.

KNLG285*	BTA024 - Atlanta, GA	PCS E	1885-1890 1965-1970	Verizon Wireless (VAW) LLC

WPWH652*	BTA024 - Atlanta, GA	PCS E	1885-1890 1965-1970	Verizon Wireless of the East LP

WPXN765*	BTA024 - Atlanta, GA	PCS E	1885-1890 1965-1970	Verizon Wireless (VAW) LLC

KNLG306	BTA160 - Gainesville, GA	PCS E	1885-1890 1965-1970	Cellco Partnership

WQPZ960*	REA006 - West	AWS E	1740-1745 2140-2145	Cellco Partnership

WQPZ965*	REA006 - West	AWS F	1745-1755 2145-2155	Cellco Partnership

WQPZ957*	BEA160 - Los Angeles-Riverside-Orange County, CA-AZ	AWS C	1730-1735 2130-2135	Cellco Partnership

*	These licenses have already been partitioned.

A-1

SCHEDULE A-1

Part 1

Partial VZW Licenses

FCC Call Sign	Market Number – Market Name	Service/ Block	Assigned Portion

WQPZ960	REA006 - West	AWS E	Counties comprising CMA007 (San Francisco), CMA027 (San Jose), CMA035 (Sacramento), CMA107 (Stockton), and CMA111 (Vallejo)

WQPZ965	REA006 - West	AWS F	Counties comprising CMA007 (San Francisco), CMA027 (San Jose), CMA035 (Sacramento), CMA107 (Stockton), and CMA111 (Vallejo)

Part 2

Assigned VZW Full Licenses

FCC Call Sign	Market Number – Market Name	Service/ Block

WQJQ702	BEA040 - Atlanta, GA-AL-NC	700 MHz A

WQJQ698	BEA013 - Washington-Baltimore, DC-MD-VA-WV-PA	700 MHz A

WQJQ701	BEA034 - Tampa-St. Petersburg-Clearwater, FL	700 MHz A

WQJQ704	BEA055 - Cleveland-Akron, OH-PA	700 MHz A

WQJQ706	BEA062 - Grand Rapids-Muskegon-Holland, MI	700 MHz A

WQJQ712	BEA127 - Dallas-Fort Worth, TX-AR-OK	700 MHz A

WQJQ714	BEA131 - Houston-Galveston-Brazoria, TX	700 MHz A

WQJQ719	BEA163 - San Francisco-Oakland-San Jose, CA	700 MHz A

WQPZ957	BEA160 - Los Angeles-Riverside-Orange County, CA-AZ	AWS C

KNLG605	BTA022 - Athens, GA	PCS E

KNLG285	BTA024 - Atlanta, GA	PCS E

WPWH652	BTA024 - Atlanta, GA	PCS E

WPXN765	BTA024 - Atlanta, GA	PCS E

KNLG306	BTA160 - Gainesville, GA	PCS E

A-1-1

SCHEDULE B

TMO Licenses

FCC Call Sign	Market Number – Market Name	Service/Block	MHz	Licensee

WQGB267	CMA007 - San Francisco-Oakland, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGA743	CMA009 - Dallas-Fort Worth, TX	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGB274	CMA027 - San Jose, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD482	CMA035 - Sacramento, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD488	CMA107 - Stockton, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGB302	CMA111 - Vallejo-Fairfield-Napa, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGB307	CMA124 - Santa Barbara-Santa Maria-Lompoc, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD503	CMA215 - Chico, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGB337	CMA270 - Bellingham, WA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD521	CMA336 - California 1 - Del Norte	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD522	CMA337 - California 2 - Modoc	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD524	CMA343 - California 8 - Tehama	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD525	CMA344 - California 9 - Mendocino	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD526	CMA345 - California 10 - Sierra	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD527	CMA346 - California 11 - El Dorado	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD514	CMA274 - Yuba City, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

WQGD511	CMA254 - Redding, CA	AWS A	1710-1720 2110-2120	T-Mobile License LLC

B-1

FCC Call Sign	Market Number – Market Name	Service/Block	MHz	Licensee
WQQA218**	BEA163 - San Francisco-Oakland-San Jose, CA	AWS B	1720-1730 2120-2130	T-Mobile License LLC

WQQA219**	BEA164 - Sacramento-Yolo, CA	AWS B	1720-1730 2120-2130	T-Mobile License LLC

WQPG223**	BEA006 - Syracuse, NY-PA	AWS C	1730-1735 2130-2135	T-Mobile License LLC

WQGB370**	BEA160 - Los Angeles-Riverside-Orange County, CA-AZ	AWS C	1730-1735 2130-2135	T-Mobile License LLC

WQJF881***	MTA004 - San Francisco-Oakland-San Jose	PCS B	1880-1885 1960-1965	T-Mobile License LLC

KNLF556*	BTA022 - Athens, GA	PCS C	1895-1905 1975-1985	T-Mobile License LLC

KNLF557*	BTA024 - Atlanta, GA	PCS C	1895-1905 1975-1985	T-Mobile License LLC

WPVQ886*	BTA107 - Daytona Beach, FL	PCS C	1900-1910 1980-1990	T-Mobile License LLC

KNLF561	BTA160 - Gainesville, GA	PCS C	1895-1910 1975-1990	T-Mobile License LLC

WQEB558*	BTA289 - Melbourne-Titusville, FL	PCS C	1900-1905 1980-1985	T-Mobile License LLC

KNLF566*	BTA404 - San Francisco-Oakland-San Jose, CA	PCS C	1895-1905 1975-1985	T-Mobile License LLC

KNLH289	BTA112 - Detroit, MI	PCS E	1885-1890 1965-1970	T-Mobile License LLC

*	These licenses have already been disaggregated.
**	These licenses have already been partitioned.
***	This license has already been partitioned and disaggregated.

B-2

SCHEDULE B-1

Part 1

Disaggregated TMO Licenses

FCC Call Sign	Market Number – Market Name	Service/Block	Assigned Portion (MHz)

WQGA743	CMA009 - Dallas-Fort Worth, TX	AWS A	1715-1720 2115-2120

WQGD503	CMA215 - Chico, CA	AWS A	1715-1720 2115-2120

WQGD521	CMA336 - California 1 - Del Norte	AWS A	1715-1720 2115-2120

WQGD522	CMA337 - California 2 -Modoc	AWS A	1715-1720 2115-2120

WQGD524	CMA343 - California 8 -Tehama	AWS A	1715-1720 2115-2120

WQGD525	CMA344 - California 9 -Mendocino	AWS A	1715-1720 2115-2120

WQGD526	CMA345 - California 10 -Sierra	AWS A	1715-1720 2115-2120

WQGD527	CMA346 - California 11 - El Dorado	AWS A	1715-1720 2115-2120

WQGB274	CMA027 - San Jose, CA	AWS A	1715-1720 2115-2120

WQGD514	CMA274 - Yuba City, CA	AWS A	1715-1720 2115-2120

WQGD511	CMA254 - Redding, CA	AWS A	1715-1720 2115-2120

WPVQ886	BTA107 - Daytona Beach, FL	PCS C	1900-1905 1980-1985

KNLF561	BTA160 - Gainesville, GA	PCS C	1895-1905 1975-1985

KNLF566	BTA404 - San Francisco-Oakland-San Jose, CA	PCS C	1900-1905 1980-1985

B-1-1

Part 2

Partitioned TMO Licenses

FCC Call Sign	Market Number – Market Name	Service/ Block	Assigned Portion

WQPG223	BEA006 - Syracuse, NY-PA	AWS C	Counties comprising CMA053 (Syracuse)

WQGB370	BEA160 - Los Angeles-Riverside-Orange County, CA-AZ	AWS C	Counties comprising CMA002 (Los Angeles) and CMA340 (California 5-San Luis Obispo)

WQJF881	MTA004 - San Francisco-Oakland-San Jose	PCS B	Counties comprising BTA434 (Stockton)

Part 3

Assigned TMO Full Licenses

FCC Call Sign	Market Number – Market Name	Service/ Block

WQGB267	CMA007 - San Francisco-Oakland, CA	AWS A

WQGD482	CMA035 - Sacramento, CA	AWS A

WQGD488	CMA107 - Stockton, CA	AWS A

WQGB302	CMA111 - Vallejo-Fairfield-Napa, CA	AWS A

WQGB307	CMA124 - Santa Barbara-Santa Maria-Lompoc, CA	AWS A

WQGB337	CMA270 - Bellingham, WA	AWS A

WQQA218	BEA163 - San Francisco-Oakland-San Jose, CA	AWS B

WQQA219	BEA164 - Sacramento-Yolo, CA	AWS B

KNLF556	BTA022 - Athens, GA	PCS C

KNLF557	BTA024 - Atlanta, GA	PCS C

WQEB558	BTA289 - Melbourne-Titusville, FL	PCS C

KNLH289	BTA112 - Detroit, MI	PCS E

B-1-2